Exhibit 10.5

EQUITY TRANSFER AGREEMENT

SHENZHEN NEW MEDIA CONSULTING CO., LTD.

AND

ZHU YU TONG

October 10, 2006

EQUITY TRANSFER AGREEMENT
(English Translation)

EQUITY TRANSFER AGREEMENT, dated as of October 10, 2006, by and between Shenzhen New Media Consulting Co., Ltd. ("Shenzhen New Media"), a company incorporated in the People’s Republic of China (the "PRC") and Zhu Yu Tong, an individual (the "Seller"). Shenzhen New Media and the Seller are referred to collectively herein as the "Parties".

BACKGROUND

The Seller owns all the equity of Shenzhen Caina Brand Consultant Company (the "Company"), which is a limited liability company established and validly existing under the laws of PRC, and has the necessary corporate power to sign the Agreement. Shenzhen New Media desires to purchase, and the Seller desires to sell, all the equity of the Company (the "Equity") in return for the consideration specified in this Agreement on the terms and subject to the conditions specified in this Agreement.

AGREEMENT

1. Equity Transfer

1.1   On and subject to the terms and conditions of this Agreement, Shenzhen New Media agrees to purchase from the Seller, and the Seller agrees to sell to Shenzhen New Media, the Equity of the Company for the consideration specified below in Section 2.

1.2   Parties agree that from and after the Closing Date (defined under Section 1.3 below), Shenzhen New Media will be entitled to all legal rights derived from the Equity and responsible for related legal obligations. All the legal rights and obligations related to the Equity are determined by certain PRC laws and regulations and the articles of incorporation of the Company.

1.3   The Seller shall provide Shenzhen New Media with any necessary assistance for the registration of the transfer of Equity. "Closing Date" means the date when the registration procedure in connection with the transactions contemplated by this Agreement is completed and the Equity is registered under the name of Shenzhen New Media.

2. Purchasing Price and Payment Method

2.1   Parties agree that the purchase price of the Equity is RMB 8 million (approximately US$1,024,328).

2.2   Shenzhen New Media shall pay to the Seller the purchase price within thirty (30) business days following the execution of this Agreement.

3. Conditions Precedent to Transfer

This Agreement shall become effective while all the terms and conditions set forth below are satisfied

1 Each party has executed this Agreement;

2 The shareholder meeting of the Company has approved the transfer of Equity.

4. Liability for Breach of Agreement

4.1   If any event described below occurs due to either party, it shall be deemed as a breach of Agreement:

1 Violation of any obligations or representations defined in this Agreement; or

2 Any misrepresentation or breach of warranties contained in this Agreement (intentionally or unintentionally)

4.2   The breaching party shall take action to mitigate the breach within thirty (30) days after the request of the other party. In the event that no correction is made during such period, the non-breaching party has the right to terminate the Agreement. The breaching party shall compensate the non-breaching party for all the economic damage resulting herefrom.

5. Force Majeure

5.1   Force majeure stated in this agreement refers to those situations that are unforeseeable, unavoidable and the consequences of such are uncontrollable. These situations include but not limited to earthquake, typhoon, water calamity, war, strike, government activities, and other events that have been treated as uncontrollable situation at normal international business practice.

5.2   Should the failure to fulfill this Agreement of either party due to force majeure, each such party shall have the right to terminate any of the ongoing activities and the duration to execute such action shall be extended automatically. No party shall be deemed as breaching agreement under this situation.

5.3   Should force majeure event happen, the party suffering the damage shall, within 10 days from the occurrence of such event, provide to the other party the relevant evidence witnessing the event which shall be issued by a competent public notary.

5.4   The failure to fulfill this agreement of either party due to the force majeure event shall not been deemed as breach of Agreement; however, provided that Parties shall use their best efforts to mitigate the damages caused by the force majeure event.

6. Amendment, Cancellation and Termination

6.1   Unless otherwise indicated, this Agreement will be terminated in case any one of the following events happens:

(1) Parties mutually decide to terminate this Agreement through negotiation;

(2) The purpose of the Agreement cannot be achieved by Parties because of force majeure events;

(3) Because of the other party’s breach of the Agreement, the non-breaching party terminates this Agreement according to Section 4.2.

(4) This Agreement is declared as invalid as a whole by a court or other competent authorities of the PRC.

6.2   In the event of a termination pursuant to the Section 6.1(3), the non-breaching party shall be entitled to exercise all rights under this Agreement, including recovery of damages.

6.3   This Agreement can be amended upon mutual consent. Amendment or supplement to the Agreement should be made in written form and shall become effective upon being signed formally by Parties.

7. Dispute Settlement

7.1   Parties shall take efforts to settle any dispute arising from the interpretation or performance of or in connection with the Agreement through friendly consultations. In case no settlement can be reached through consultations, the dispute shall be adjudicated by the court in the jurisdiction.

7.2   Except for such disputed issues subject to litigation, Parties should continue performing all the obligations contained in this Agreement.

8. Miscellaneous

8.1   No amendment of any provision of this Agreement or supplement to this Agreement shall be valid unless the same shall be in writing and signed by Parties. The amendment or supplement to the Agreement shall be deemed as an integral part of the Agreement.

8.2   This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of Parties.

8.3   Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof.

8.4   All notices, requests, demands, claims, and other communications hereunder will be in writing, in Chinese language and sent via Express Mail or fax. Such notice, request, demand, claim, or other communication shall be deemed to have been duly given if it is delivered through Express Mail, on the stated date of acceptance on the receipt. Such notice, request, demand, claim, or other communication shall be deemed to have been duly given if it is delivered through fax, upon receipt of the confirmation message from the fax machine.

8.5   The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

8.6   This Agreement may be executed with five copies and each of which shall be deemed an original and shall be valid and binding for all purposes.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on as of the date first above written.

SHENZHEN NEW MEDIA CONSULTING CO., LTD.

By: /s/Yingsheng Li
Name: Yingsheng Li
Title: Chairman and CEO

SELLER:
/s/ Zhu Yu Tong
Zhu Yu Tong